Media Contact:

Mike Barone

713-275-8243

mbarone@greenbank.com

Investor Relations:

713-275-8220
investors@greenbank.com

PRESS RELEASE

FOR IMMEDIATE RELEASE

Green Bancorp, Inc. Reports First Quarter 2016 Earnings

2016 First Quarter Highlights

•	First quarter 2016 net income was $1.8 million and earnings per share (diluted) were $0.05
•	Pre-tax, pre-provision adjusted net income was $19.3 million for the first quarter 2016 compared to $9.1 million for the first quarter 2015, a 112.6% increase
•	Recorded $16.0 million in provision for loan losses; the level of allowance for the Company’s energy related loans is 7%

Houston, TX – April 28, 2016– Green Bancorp, Inc. (NASDAQ: GNBC), the bank holding company (“Green Bancorp” or the “Company”) that operates Green Bank, N.A. (“Green Bank”), today announced results for its first quarter ended March 31, 2016.  The Company reported net income for the quarter of $1.8 million, or $0.05 per diluted common share, compared to net income of $4.6 million or $0.18 per diluted common share reported for the same period in 2015.

Manny Mehos, Chairman and Chief Executive Officer of Green Bancorp said, “The core earnings power of the bank has grown substantially as a result of the scale and efficiencies that we have achieved through the Patriot acquisition as well as the solid organic growth delivered by our portfolio bankers.  That said, our results are clearly being impacted by the challenging energy cycle and the duress that it is causing throughout the oil patch.  As a result, we have made the decision to more aggressively remove this uncertainty.  We have determined that the prudent course of action is to exit the energy lending business and eliminate our energy loan exposure.  To successfully accomplish this goal, we have created a strategic initiative that we are calling the “Managed Asset Reduction Strategy”.  With the successful execution of this plan, we expect to substantially reduce the uncertainty in our financial results caused by our energy loan portfolio.”

Geoff Greenwade, President of Green Bancorp and Chief Executive Officer of Green Bank remarked, “Donald Perschbacher, our Corporate Chief Credit Officer, will manage a dedicated team of eight workout professionals whose sole responsibility is the successful management of the Managed Asset Reduction Strategy.  This portfolio includes all of our energy related loans as well as other classified assets.  The resolution of this portfolio will take place by utilizing proven management and disposition techniques.”

Results of operations for the quarter ended March 31, 2016

Net income for the quarter ended March 31, 2016 was $1.8 million, compared with $4.6 million for the same period in 2015. Net income per diluted common share was $0.05 for the quarter ended March 31, 2016, compared with $0.18 for the same period in 2015. The decrease in net income was principally due to the increase in provision for loan losses and, to a lesser extent, an increase in noninterest expense offset by increased interest income resulting from growth in loans.

Returns on average assets and average common equity, each on an annualized basis, for the three months ended March 31, 2016 were 0.20% and 1.68%, respectively. Green Bancorp’s efficiency ratio, which represents noninterest expense divided by the sum of net interest income and noninterest income, was 50.77% for the three months ended March 31, 2016.  Excluding the impact of one-time acquisition expenses, returns on average assets and average common equity, each on an annualized basis, would have been 0.22% and 1.91%, respectively, and the efficiency ratio would have been 49.75% for the three months ended March 31, 2016.

Net interest income before provision for loan losses for the quarter ended March 31, 2016 was $34.2 million, an increase of $13.7 million, or 66.8%, compared with $20.5 million during the same period in 2015. The increase was primarily due to a 75.1% increase in average loan volume largely driven by the Patriot acquisition. The net interest margin for the quarter ended March 31, 2016 was 3.87%, compared with 3.93% for the same period in 2015. Average noninterest-bearing deposits for the quarter ended March 31, 2016 were $604.3 million, an increase of $173.7 million compared with the same period in 2015, and a decrease of $43.7 million compared to the quarter ended December 31, 2015. Average shareholders’ equity for the quarter ended March 31, 2016 was $440.7 million, an increase of $149.1 million compared with the same period in 2015, and an increase of $11.2 million compared to the quarter ended December 31, 2015.

Net interest income before provision for loan losses during the quarter ended March 31, 2016 decreased 2.2% or $779 thousand, compared with $35.0 million for the quarter ended December 31, 2015, primarily due to a reduction in the accretion of purchase discounts. The net interest margin for the quarter ended March 31, 2016 of 3.87% decreased from 3.92% for the quarter ended December 31, 2015.  A decrease in noninterest-bearing deposits contributed to the change in the net interest margin.

Noninterest income for the quarter ended March 31, 2016 was $4.2 million, an increase of $2.1 million, or 99.3%, compared with $2.1 million for the same period in 2015. This increase was primarily due to a $323 thousand increase in swap income, a $541 thousand increase in customer service fees, a $328 thousand increase in loan fees, a $493 thousand increase in gain on sale of guaranteed portion of loans and a $177 thousand increase in bank owned life insurance income mainly due to the Patriot acquisition.  When comparing the quarter ended March 31, 2016 to the quarter ended December 31, 2015, noninterest income decreased $121 thousand, or 2.8%, from $4.3 million.  Fourth quarter 2015 noninterest income includes a $772 thousand gain on the sale of securities.

Noninterest expense for the quarter ended March 31, 2016 was $19.5 million, an increase of $5.7 million, or 41.7%, compared with $13.8 million for the same period in 2015. The increase was primarily due to increases related to ongoing acquired Patriot operations.  When comparing the quarter ended March 31, 2016 to the quarter ended December 31, 2015, noninterest expense decreased 9.2%, or $2.0 million, from $21.5 million, primarily due to lower one-time acquisition expenses related to the Patriot acquisition.

Loans held for investment at March 31, 2016 were $3.2 billion, an increase of $1.4 billion, or 75.0%, compared with $1.8 billion at March 31, 2015, primarily due to the Patriot acquisition, which was finalized at the beginning of the fourth quarter 2015 and continued opportunities for our portfolio bankers to generate new loans and expand existing relationships within our target markets.  Loans held for investment at March 31, 2016 increased $37.5 million, or 1.2%, from December 31, 2015.  Excluding loans acquired in the Patriot acquisition based on the merger date balance, loans at March 31, 2016 increased $276.2 million or 15.3% million from March 31, 2015.  Average loans held for investment increased 75.2% or $1.3 billion to $3.1 billion for the quarter ended March 31, 2016, compared with $1.8 billion for the same period in 2015. Average loans held for investment for the quarter ended March 31, 2016 increased 2.7% or $82.7 million from the quarter ended December 31, 2015.

Deposits at March 31, 2016 were $3.1 billion, an increase of $1.1 billion, or 58.2%, compared to March 31, 2015, primarily due to the Patriot acquisition.  Deposits at March 31, 2016 decreased $43.7 million or 1.4% from December 31, 2015 due to volatility in commercial deposits.  Noninterest-bearing deposits at March 31, 2016 were $592.7 million, an increase of $133.6 million, or 29.1%, compared to March 31, 2015 and a decrease of $50.7 million, or 7.9%, compared to December 31, 2015.  Average deposits increased 62.2% or $1.2 billion to $3.0 billion for the quarter ended March 31, 2016, compared with the same period of 2015. Average noninterest bearing deposits for the quarter ended March 31,

2016 were $604.3 million, an increase of $173.7 million compared with the same period in 2015, and a decrease of $43.7 million compared with the quarter ended December 31, 2015.

Asset Quality

Nonperforming assets totaled $77.5 million or 2.01% of period end total assets at March 31, 2016, an increase of $63.3 million compared to $14.2 million or 0.63% of period end total assets at March 31, 2015, the increase was due primarily to energy-related migration to nonperforming, and the nonperforming loans and real estate acquired through foreclosure that was acquired through the Patriot acquisition.  Nonperforming assets at March 31, 2016 increased by $20.3 million compared to $57.2 million or 1.51% of period end total assets at December 31, 2015, the increases were due primarily to energy-related migration to nonperforming and down grade of loans acquired through the Patriot acquisition. Accruing loans classified as troubled debt restructures and included in the nonperforming asset totals were $5.6 million at March 31, 2016, compared with $2.4 million at March 31, 2015 and $6.0 million at December 31, 2015.

The allowance for loan losses was 1.25% of total loans at March 31, 2016, compared with 0.97% of total loans at March 31, 2015 and 1.05% of total loans at December 31, 2015.  The increase in the percentage when compared to March 31, 2015 was due primarily to an increase in specific reserves and an increase in general reserves driven by loan growth, increases in classified loans, economic factors and an increase in the Company’s historical loss general reserve factor.  At March 31, 2016, the Company’s allowance for loans losses to total loans excluding acquired loans that are accounted for under ASC 310-20 and ASC 310-30 was 1.91%.  Further, the allowance for loan losses plus acquired loan net discount to total loans adjusted for acquired loan net discount was 1.96% as of March 31, 2016.

The Company recorded a provision for loan losses of $16.0 million for the quarter ended March 31, 2016 up from the $12.5 million provision for the loan losses recorded for the quarter ended December 31, 2015.  The first quarter provision reflects the addition of specific reserves and an increase in general reserves driven by loan growth, increases in classified loans, economic factors and an increase in the Company’s historical loss general reserve factor.

Net charge offs were $9.2 million for the quarter ended March 31, 2016 primarily related to an energy production loan, compared with net charge offs of $277 thousand for the quarter ended December 31, 2015, and net loan recoveries of $432 thousand for the quarter ended March 31, 2015.

Managed Asset Reduction Strategy (“MARS”)

The Company has segregated its portfolio of energy loans and certain other classified assets that have been identified for accelerated resolution.  The objective of the MARS initiative is to remove the temporary roadblock to execution of the Company’s growth plan due largely to the energy market.  A team of eight workout professionals reporting to the Company’s Corporate Chief Credit Officer have been assigned to focus solely on the resolution of the MARS portfolio.  The MARS team will take a multifaceted approach to reducing the portfolio through the use of proven management and disposition techniques.

Acquisition of Patriot Bancshares, Inc.

On October 1, 2015, Green Bancorp completed the acquisition of Patriot Bancshares, Inc. (“Patriot”) and its wholly-owned subsidiary, Patriot Bank. Patriot, headquartered in Houston, TX, operated six locations in Houston, two in Dallas and one in Fannin County, Texas.  As of September 30, 2015, Patriot, on a consolidated basis, reported total assets of $1.4 billion, total loans of $1.1 billion, total deposits of $1.1 billion and total shareholders’ equity of $125.2 million.

Non-GAAP Financial Measures

Green Bancorp’s management uses certain non−GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, Green Bancorp reviews tangible book value per common share, the tangible common equity to tangible assets ratio, allowance for loan losses to total loans excluding acquired loans, allowance for loan losses plus acquired loans net discount to total loans adjusted for acquired loan net discount, selected metrics excluding one-time acquisition expenses and pre-tax, pre-provision adjusted net income.  Green Bancorp has included in this Earnings Release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to the “Notes to Financial Highlights” at the end of this Earnings Release for a reconciliation of these non-GAAP financial measures.

Conference Call

As previously announced, Green Bancorp will hold a conference call today, April 28, 2016, to discuss its first quarter 2016 results at 5:00 p.m. (Eastern Time).  The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562 and requesting to be joined to the Green Bancorp First Quarter 2016 Earnings Conference Call.  A replay will be available starting at 8:00 pm (Eastern Time) on April 28, 2016 and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the replay is 13635353.  The replay will be available until 11:59 pm (Eastern Time) on May 5, 2016.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at investors.greenbank.com.  The online replay will remain available for a limited time beginning immediately following the call.

To learn more about Green Bancorp, please visit the Company's website at www.greenbank.com.  Green Bancorp uses its website as a channel of distribution for material Company information. Financial and other material information regarding Green Bancorp is routinely posted on the Company's website and is readily accessible.

About Green Bancorp, Inc.

Headquartered in Houston, Texas, Green Bancorp is a bank holding company that operates Green Bank in Houston, Dallas and Austin. Commercial-focused, Green Bank is a nationally chartered bank regulated by the Office of the Comptroller of the Currency, a division of the Department of the Treasury of the United States.

Forward Looking Statement

The information presented herein and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Green Bancorp’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the expected timing, completion and effects of the proposed transactions and all other statements in this release other than historical facts constitute forward-looking statements.

In addition to factors previously disclosed in Green Bancorp’s reports filed with the SEC and those identified elsewhere in this communication, the following factors among others, could cause actual results to differ materially from forward-looking statements: difficulties and delays in integrating the Green Bancorp and Patriot businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(Dollars in thousands)
Period End Balance Sheet Data:
Cash and cash equivalents	$171,421	$124,906	$96,451	$168,416	$129,108
Securities	302,838	318,151	249,558	258,882	228,035
Other investments	24,744	20,986	16,977	10,831	10,000
Loans held for sale	-	384	192	1,287	939
Loans held for investment	3,168,183	3,130,669	1,982,280	1,894,742	1,810,842
Allowance for loan losses	(39,714)	(32,947)	(20,724)	(18,292)	(17,542)
Goodwill	85,291	85,291	30,129	30,129	30,129
Core deposit intangibles, net	11,160	11,562	3,704	3,852	4,000
Real estate acquired through foreclosure	9,230	12,122	1,665	4,488	4,863
Premises and equipment, net	27,252	27,736	24,766	24,773	24,817
Other assets	89,004	87,297	30,989	29,843	27,474
Total assets	$3,849,409	$3,786,157	$2,415,987	$2,408,951	$2,252,665

Noninterest-bearing deposits	$592,690	$643,354	$499,101	$604,073	$459,100
Interest-bearing transaction and savings deposits	1,069,931	1,104,630	792,957	758,123	809,300
Certificates and other time deposits	1,394,398	1,352,764	649,082	662,335	663,451
Total deposits	3,057,019	3,100,748	1,941,140	2,024,531	1,931,851
Securities sold under agreements to repurchase	3,544	3,073	3,080	9,858	13,012
Other borrowed funds	328,968	223,265	158,893	67,309	7,323
Subordinated debentures	13,292	13,187	-	-	-
Other liabilities	15,676	16,482	9,645	8,601	6,709
Total liabilities	3,418,499	3,356,755	2,112,758	2,110,299	1,958,895
Shareholders' equity	430,910	429,402	303,229	298,652	293,770
Total liabilities and equity	$3,849,409	$3,786,157	$2,415,987	$2,408,951	$2,252,665

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

	For the Quarter Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(Dollars in thousands)
Income Statement Data:
Interest income:
Loans, including fees	$37,345	$37,693	$22,601	$22,252	$21,659
Securities	1,081	1,079	809	838	878
Other investments	173	119	111	113	110
Federal funds sold	1	2	-	-	-
Deposits in financial institutions	124	104	78	53	55
Total interest income	38,724	38,997	23,599	23,256	22,702

Interest expense:
Transaction and savings deposits	1,150	1,030	696	695	682
Certificates and other time deposits	2,763	2,505	1,651	1,607	1,474
Subordinated debentures	237	227	-	-	-
Other borrowed funds	346	228	90	31	30
Total interest expense	4,496	3,990	2,437	2,333	2,186

Net interest income	34,228	35,007	21,162	20,923	20,516
Provision for loan losses	16,000	12,500	3,054	805	1,505
Net interest income after provision for loan losses	18,228	22,507	18,108	20,118	19,011

Noninterest income:
Customer service fees	1,404	1,278	867	917	863
Loan fees	699	647	680	671	371
Gain on sale of available-for-sale securities, net	-	772	-	-	-
Gain on sale of held for sale loans, net	41	60	113	157	75
Gain on sale of guaranteed portion of loans, net	1,138	971	908	960	645
Other	873	548	303	250	131
Total noninterest income	4,155	4,276	2,871	2,955	2,085

Noninterest expense:
Salaries and employee benefits	11,979	11,913	8,562	8,878	8,757
Occupancy	2,030	2,743	1,332	1,562	1,460
Professional and regulatory fees	1,922	1,863	1,988	3,605	1,467
Data processing	970	1,261	610	583	644
Software license and maintenance	476	738	352	392	362
Marketing	298	331	160	152	148
Loan related	243	628	185	263	109
Real estate acquired by foreclosure, net	300	352	339	382	13
Other	1,269	1,643	844	761	796
Total noninterest expense	19,487	21,472	14,372	16,578	13,756

Income before income taxes	2,896	5,311	6,607	6,495	7,340
Provision for income taxes	1,057	2,738	2,528	2,357	2,691
Net income	$1,839	$2,573	$4,079	$4,138	$4,649

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

	As of and For the Quarter Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(Dollard in thousands, except per share data)
Per Share Data (Common Stock):
Basic earnings per common share	$0.05	$0.07	$0.16	$0.16	$0.18
Diluted earnings per share	0.05	0.07	0.15	0.16	0.18
Book value per common share	11.71	11.67	11.54	11.37	11.22
Tangible book value per common share (1)	9.09	9.04	10.25	10.08	9.92

Common Stock Data:
Shares outstanding at period end	36,788	36,788	26,277	26,270	26,176
Weighted average basic shares outstanding for the period	36,788	36,623	26,274	26,199	26,176
Weighted average diluted shares outstanding for the period	36,791	36,854	26,551	26,518	26,359

Selected Performance Metrics:
Return on average assets	0.20%	0.27%	0.68%	0.73%	0.85%
Return on average equity	1.68	2.38	5.37	5.60	6.46
Efficiency ratio	50.77	54.66	59.80	69.43	60.86
Loans to deposits ratio	103.64	100.96	102.12	93.59	93.74
Noninterest expense to average assets	2.08	2.27	2.38	2.93	2.53

Capital Ratios:
Average shareholders’ equity to average total assets	11.7%	11.4%	12.6%	13.0%	13.2%
Tier 1 capital to average assets (leverage)	9.5	9.6	11.4	11.9	12.0
Common equity tier 1 capital(2)	9.4	9.6	12.2	12.5	13.0
Tier 1 capital to risk-weighted assets	9.7	10.0	12.2	12.5	13.0
Total capital to risk-weighted assets	10.8	10.9	13.1	13.4	13.9
Tangible common equity to tangible assets (1)	8.9	9.0	11.3	11.1	11.7

Selected Other Metrics:
Number of full time equivalent employees	353	353	258	266	267
Number of portfolio bankers	61	63	52	55	53
Period end actual loan portfolio average per portfolio banker	$49,823	$46,822	$36,601	$33,191	$32,721
Period end target loan portfolio average per portfolio banker	$60,738	$60,584	$52,299	$47,348	$46,679
Estimated remaining capacity to target loan portfolio size	17.97%	22.72%	30.02%	29.90%	29.90%

(1)Refer to “Notes to Financial Highlights” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure.

(2)Common equity tier 1 capital ratio is a new ratio required under the Basel III Capital Rules effective January 1, 2015.

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

	For the Quarter Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$3,124,711	$37,345	4.81%	$3,043,384	$37,693	4.91%	$1,784,400	$21,659	4.92%
Securities	312,861	1,081	1.39	340,381	1,079	1.26	235,946	878	1.51
Other investments	22,498	173	3.09	23,189	119	2.04	10,435	110	4.28
Federal funds sold	2,507	1	0.16	5,001	2	0.16	639	-	-
Interest earning deposits in financial institutions	94,902	124	0.53	130,396	104	0.32	86,536	55	0.26
Total interest-earning assets	3,557,479	38,724	4.38%	3,542,351	38,997	4.37%	2,117,956	22,702	4.35%

Allowance for loan losses	(33,080)			(20,726)			(15,784)
Noninterest-earning assets	245,025			239,425			105,697
Total assets	$3,769,424			$3,761,050			$2,207,869

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand and savings deposits	$1,066,999	$1,150	0.43%	$1,088,605	$1,030	0.38%	$788,020	$682	0.35%
Certificates and other time deposits	1,342,562	2,763	0.83	1,290,885	2,505	0.77	639,300	1,474	0.94
Securities sold under agreements to repurchase	4,121	2	0.20	4,362	2	0.18	15,194	6	0.16
Other borrowed funds	280,838	344	0.49	270,149	226	0.33	35,540	24	0.27
Subordinated debentures	13,244	237	7.20	12,982	227	6.94	-	-	-
Total interest-bearing liabilities	2,707,764	4,496	0.67%	2,666,983	3,990	0.59%	1,478,054	2,186	0.60%

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	604,261			647,997			430,542
Other liabilities	16,654			16,543			7,599
Total liabilities	3,328,679			3,331,523			1,916,195
Shareholders’ equity	440,745			429,527			291,674
Total liabilities and shareholders’ equity	$3,769,424			$3,761,050			$2,207,869

Net interest rate spread			3.71%			3.77%			3.75%
Net interest income and margin(1)		$34,228	3.87%		$35,007	3.92%		$20,516	3.93%

(1)Net interest margin is equal to net interest income divided by interest-earning assets.

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

Yield Trend

	For the Quarter Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015

Average yield on interest-earning assets:
Loans, including fees	4.81%	4.91%	4.67%	4.86%	4.92%
Securities	1.39	1.26	1.24	1.27	1.51
Other investments	3.09	2.04	2.77	4.56	4.28
Federal funds sold	0.16	0.16	-	-	-
Interest-earning deposits in financial institutions	0.53	0.32	0.26	0.28	0.26
Total interest-earning assets	4.38%	4.37%	4.05%	4.27%	4.35%

Average rate on interest-bearing liabilities:
Interest bearing transaction and savings	0.43%	0.38%	0.36%	0.36%	0.35%
Certificates and other time deposits	0.83	0.77	1.01	0.97	0.94
Other borrowed funds	0.49	0.33	0.20	0.30	0.24
Subordinated debentures	7.20	6.94	-	-	-
Total interest-bearing liabilities	0.67%	0.59%	0.60%	0.63%	0.60%

Net interest rate spread	3.71%	3.77%	3.45%	3.63%	3.75%
Net interest margin (1)	3.87%	3.92%	3.63%	3.84%	3.93%

(1)Net interest margin is equal to net interest income divided by interest-earning assets.

Supplemental Yield Trend

	For the Quarter Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015

Average yield on loans, excluding fees (2)	4.29%	4.22%	4.37%	4.47%	4.50%
Average cost of interest-bearing deposits	0.65	0.59	0.66	0.64	0.61
Average cost of total deposits, including noninterest-bearing	0.52	0.46	0.49	0.48	0.47

(2)Average yield on loans, excluding fees and discount accretion, is equal to loan interest income divided by average loan principal.

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

Portfolio Composition

	Mar 31, 2016		Dec 31, 2015		Sep 30, 2015		Jun 30, 2015		Mar 31, 2015

	(Dollars in thousands)
Period End Balances

Commercial & industrial	$1,130,710	35.7%	$1,206,452	38.5%	$820,337	41.4%	$795,483	42.0%	$744,380	41.1%
Real Estate:
Owner occupied commercial	367,507	11.6	353,889	11.3	183,224	9.2	176,453	9.2	166,604	9.1
Commercial	1,020,399	32.2	904,115	28.9	483,628	24.4	383,863	20.3	367,071	20.3
Construction, land & land development	356,207	11.2	358,813	11.5	252,206	12.8	290,469	15.3	273,125	15.1
Residential mortgage	280,236	8.9	293,483	9.4	230,796	11.6	234,026	12.4	249,591	13.8
Consumer and Other	13,124	0.4	13,917	0.4	12,089	0.6	14,448	0.8	10,071	0.6
Total loans held for investment	$3,168,183	100.0%	$3,130,669	100.0%	$1,982,280	100.0%	$1,894,742	100.0%	$1,810,842	100.0%

Deposits:
Noninterest-bearing	$592,690	19.4%	$643,354	20.7%	$499,101	25.7%	$604,073	29.9%	$459,100	23.8%
Interest-bearing transaction	178,470	5.8	172,737	5.6	132,604	6.8	133,584	6.6	142,442	7.4
Money market	760,992	24.9	793,808	25.6	604,912	31.2	567,613	28.0	607,033	31.4
Savings	130,469	4.3	138,085	4.5	55,441	2.9	56,926	2.8	59,825	3.1
Certificates and other time deposits	1,394,398	45.6	1,352,764	43.6	649,082	33.4	662,335	32.7	663,451	34.3
Total deposits	$3,057,019	100.0%	$3,100,748	100.0%	$1,941,140	100.0%	$2,024,531	100.0%	$1,931,851	100.0%

Loan to Deposit Ratio	103.6%		101.0%		102.1%		93.6%		93.7%

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

Asset Quality

	As of and for the Quarter Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans	$49,264	$37,541	$22,762	$4,402	$3,789
Accruing loans 90 or more days past due	12,147	52	4,233	-	7
Restructured loans—nonaccrual	1,270	1,464	1,623	1,712	3,113
Restructured loans—accrual	5,616	5,988	6,048	681	2,390
Total nonperforming loans	68,297	45,045	34,666	6,795	9,299
Real estate acquired through foreclosure	9,230	12,122	1,665	4,488	4,863
Total nonperforming assets	$77,527	$57,167	$36,331	$11,283	$14,162

Charge-offs:
Commercial and industrial	$(9,880)	$(362)	$(981)	$(1,227)	$(77)
Residential mortgage	(6)	(22)	(41)	-	-
Other consumer	(20)	(17)	(12)	(12)	(105)
Total charge-offs	(9,906)	(401)	(1,034)	(1,239)	(182)

Recoveries:
Commercial and industrial	$582	$94	$331	$1,163	$597
Commercial real estate	-	1	75	-	1
Construction, land & land development	26	5	-	-	-
Residential mortgage	57	14	4	6	12
Other consumer	8	10	2	15	4
Total recoveries	673	124	412	1,184	614

Net (charge-offs) recoveries	$(9,233)	$(277)	$(622)	$(55)	$432

Allowance for loan losses at end of period	$39,714	$32,947	$20,724	$18,292	$17,542

Asset Quality Ratios:
Nonperforming assets to total assets	2.01%	1.51%	1.50%	0.47%	0.63%
Nonperforming loans to total loans	2.16	1.44	1.75	0.36	0.51
Total classified assets to total regulatory capital	50.93	37.59	28.19	19.03	10.93
Allowance for loan losses to total loans	1.25	1.05	1.05	0.97	0.97
Net charge-offs (recoveries) to average loans outstanding	0.30	0.01	0.03	0.00	(0.02)

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

We identify certain financial measures discussed in this release as being “non‑GAAP financial measures.” In accordance with the SEC’s rules, we classify a financial measure as being a non‑GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States in our statements of income, balance sheet or statements of cash flows. Non‑GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non‑GAAP financial measures or both.

The non‑GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non‑GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non‑GAAP financial measures we have discussed in this release when comparing such non‑GAAP financial measures.

Tangible Book Value Per Common Share.  Tangible book value is a non‑GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization; and (b) tangible book value per common share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is our book value.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible common equity and presents our tangible book value per common share compared with our book value per common share:

	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(Dollars in thousands, except per share data)
Tangible Common Equity
Total shareholders’ equity	$430,910	$429,402	$303,229	$298,652	$293,770
Adjustments:
Goodwill	85,291	85,291	30,129	30,129	30,129
Core deposit intangibles	11,160	11,562	3,704	3,852	4,000
Tangible common equity	$334,459	$332,549	$269,396	$264,671	$259,641
Common shares outstanding (1)	36,788	36,788	26,277	26,270	26,176
Book value per common share (1)	$11.71	$11.67	$11.54	$11.37	$11.22
Tangible book value per common share (1)	$9.09	$9.04	$10.25	$10.08	$9.92

(1)Excludes the dilutive effect of common stock issuable upon exercise of outstanding stock options.  The number of exercisable options outstanding was 874,466 as of Mar 31, 2016; 875,007 as of Dec 31, 2015; 939,576 as of Sep 30, 2015; 938,927 as of Jun 30, 2015; and 1,021,555 as of Mar 31, 2015.

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

Tangible Common Equity to Tangible Assets.  Tangible common equity to tangible assets is a non‑GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization; (b) tangible assets as total assets less goodwill and core deposit intangibles, net of accumulated amortization; and (c) tangible common equity to tangible assets as tangible common equity (as described in clause (a)) divided by tangible assets (as described in clause (b)). For common equity to tangible assets, the most directly comparable financial measure calculated in accordance with GAAP is total shareholders’ equity to total assets.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets while not increasing our tangible common equity or tangible assets.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible common equity and total assets to tangible assets and presents our tangible common equity to tangible assets:

	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(Dollars in thousands)
Tangible Common Equity
Total shareholders’ equity	$430,910	$429,402	$303,229	$298,652	$293,770
Adjustments:
Goodwill	85,291	85,291	30,129	30,129	30,129
Core deposit intangibles	11,160	11,562	3,704	3,852	4,000
Tangible common equity	$334,459	$332,549	$269,396	$264,671	$259,641
Tangible Assets
Total assets	$3,849,409	$3,786,157	$2,415,987	$2,408,951	$2,252,665
Adjustments:
Goodwill	85,291	85,291	30,129	30,129	30,129
Core deposit intangibles	11,160	11,562	3,704	3,852	4,000
Tangible assets	$3,752,958	$3,689,304	$2,382,154	$2,374,970	$2,218,536
Tangible Common Equity to Tangible Assets	8.9%	9.0%	11.3%	11.1%	11.7%

Allowance for Loan Losses to Total Loans excluding Acquired Loans.  The allowance for loan losses to total loans excluding acquired loans is a non‑GAAP measure used by management to evaluate the Company’s financial condition. Due to the application of purchase accounting, we use this non-GAAP ratio that excludes that impact of these items to evaluate our allowance for loan losses to total loans.  We calculate: (a) total loans excluding acquired loans as total loans less the fair value of acquired loans accounted for under ASC topics 310-20 and 310-30; and (b) allowance for loan losses to total loans excluding acquired loans as the allowance for loan losses divided by total loans excluding acquired loans (as described in clause (a)).  For allowance for loan losses to total loans excluding acquired loans, the most directly comparable financial measure calculated in accordance with GAAP is allowance for loan losses to total loans.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in the allowance for loan losses to total loans excluding acquired loans.  The acquired loans may have a premium or discount associated with them that includes a potential credit loss component with similar characteristics to the allowance for loan losses.  This measure reports the allowance for loan loss coverage to only those loans not accounted for pursuant to ASC topics 310-20 and 310-30 which may assist the investor in evaluating the allowance coverage of loans excluding acquired loans.

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

The following table reconciles, as of the dates set forth below, allowance for loan losses to total loans excluding acquired loans:

	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(Dollars in thousands)
Allowance for loan losses	$39,714	$32,947	$20,724	$18,292	$17,542
Total loans excluding acquired loans
Total loans	$3,168,183	$3,130,669	$1,982,280	$1,894,742	$1,810,842
Less: Fair value of acquired loans accounted for under ASC Topics 310-20 and 310-30	1,092,635	1,197,112	172,645	190,815	214,689
Total loans excluding acquired loans	$2,075,548	$1,933,557	$1,809,635	$1,703,927	$1,596,153
Allowance for loan losses to total loans excluding acquired loans	1.91%	1.70%	1.15%	1.07%	1.10%

Allowance for Loan Losses plus Acquired Loan Net Discount to Total Loans adjusted for Acquired Loan Net Discount.  Allowance for loan losses plus acquired loan net discount to total loans adjusted for acquired loan net discount is a non‑GAAP measure used by management to evaluate the Company’s financial condition. We calculate: (a) allowance for loan losses plus acquired loan net discount as allowance for loan losses plus acquired loan net discount, net of accumulated amortization; (b) total loans adjusted for acquired loan net discount as total loans plus acquired loan net discount, net of accumulated amortization; and (c) allowance for loan losses plus acquired loan net discount to total loans adjusted for acquired loan net discount as allowance for loan losses plus acquired loan net discount (as calculated in clause (a)) divided by total loans adjusted for acquired loan net discount (as calculated in clause (b)).

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in the allowance for loan losses plus the acquired loan net discount to total loans adjusted for the acquired loan net discount.  This measure reports the combined allowance for loan loss and acquired loan net discount (or premium) as a percentage of loans inclusive of the acquired loan net discount (or premium) which may assist the investor in evaluating allowance coverage on loans inclusive of additional discount or premium resulting from purchase accounting adjustments.

The following table reconciles, as of the dates set forth below, allowance for loan losses plus acquired loans net discount to total loans adjusted for acquired loan net discount:

	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015

	(Dollars in thousands)
Allowance for loan losses plus acquired loan net discount
Allowance for loan losses at end of period	$39,714	$32,947	$20,724	$18,292	$17,542
Plus: Net discount on acquired loans	22,871	25,348	2,580	2,771	3,474
Total allowance plus acquired loan net discount	$62,585	$58,295	$23,304	$21,063	$21,016

Total loans adjusted for acquired loan net discount
Total loans	$3,168,183	$3,130,669	$1,982,280	$1,894,742	$1,810,842
Plus: Net discount on acquired loans	22,871	25,348	2,580	2,771	3,474
Total loans adjusted for acquired loan net discount	$3,191,054	$3,156,017	$1,984,860	$1,897,513	$1,814,316
Allowance for loan losses plus acquired loan net discount loans to total loans adjusted for acquired loan net discount	1.96%	1.85%	1.17%	1.11%	1.16%

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

Selected Metrics Excluding One-time Acquisition Expenses.  The selected metrics excluding one-time acquisition expenses are non‑GAAP measures used by management to evaluate the Company’s performance. We calculate: (a) noninterest expense excluding one-time acquisition expenses as total noninterest expense less the one-time acquisition expenses; (b) net income excluding one-time acquisition expenses as net income plus one-time acquisition expenses, net of taxes; (c) diluted earnings per share excluding one-time acquisition expenses as net income excluding one-time acquisition expenses (as calculated in clause (b)) divided by the weighted average diluted shares outstanding; (d) return on average assets excluding one-time acquisition expenses as net income excluding one-time acquisition expenses (as calculated in clause (b)) divided by average total assets; (e) return on average equity excluding one-time acquisition expenses as net income excluding one-time acquisition expenses (as calculated in clause (b)) divided by average total shareholders’ equity; and (f) efficiency ratio excluding one-time acquisition expenses as noninterest expense excluding one-time acquisition expenses (as calculated in clause (a)) divided by the sum of net interest income and noninterest income.  For noninterest expense excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is noninterest expense. For net income excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is net income. For diluted earnings per share excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is diluted earnings per share. For return on average assets excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is return on average assets. For return on average equity excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is return on average equity. For the efficiency ratio excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is the efficiency ratio.

We believe that these measures are important to many investors in the marketplace who are interested in changes from period to period in noninterest expense, net income, diluted earnings per share, return on average assets, return on average equity and efficiency ratio with the exclusion of one-time acquisition expenses.

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

The following table reconciles, as of the dates set forth below, the selected metrics excluding one-time acquisition expenses:

	For the Quarter Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015

	(Dollars in thousands, except per share data)
Noninterest Expense Excluding One-time Acquisition Expenses
Total noninterest expense	$19,487	$21,472	$14,372	$16,578	$13,756
Less: One-time acquisition expenses	390	1,846	808	1,996	226
Noninterest expense excluding one-time acquisition expenses	$19,097	$19,626	$13,564	$14,582	$13,530

Net Income Excluding One-time Acquisition Expenses
Net Income	$1,839	$2,573	$4,079	$4,138	$4,649
Plus: One-time acquisition expenses, net of taxes	254	2,057	525	1,297	147
Net income excluding one-time acquisition expenses	$2,093	$4,630	$4,604	$5,435	$4,796

Weighted average diluted shares outstanding	36,791	36,854	26,551	26,518	26,359
Diluted earnings per share	$0.05	$0.07	$0.15	$0.16	$0.18
Diluted earnings per share, excluding one-time acquisition expenses	0.06	0.13	0.17	0.20	0.18

Average Total Assets	$3,769,424	$3,761,050	$2,395,556	$2,273,297	$2,207,869
Return on average assets	0.20%	0.27%	0.68%	0.73%	0.85%
Return on average assets, excluding one-time acquisition expenses	0.22	0.49	0.76	0.96	0.88

Average Common Shareholders' equity	$440,745	$429,527	$301,370	$296,259	$291,674
Return on average equity	1.68%	2.38%	5.37%	5.60%	6.46%
Return on average equity, excluding one-time acquisition expenses	1.91	4.28	6.06	7.36	6.67

Net interest income	$34,228	$35,007	$21,162	$20,923	$20,516
Noninterest Income	$4,155	$4,276	$2,871	$2,955	$2,085

Efficiency ratio	50.77%	54.66%	59.80%	69.43%	60.86%
Efficiency ratio, excluding one-time acquisition expenses	49.75	49.96	56.44	61.07	59.86

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

Pre-tax, Pre-provision Adjusted Net Income.  Pre-tax, pre-provision adjusted net income is a non‑GAAP measure used by management to evaluate the Company’s financial condition. We calculate pre-tax, pre-provision adjusted net income as net income plus provision for income taxes, plus provision for loan losses, plus one-time acquisition expenses.  For pre-tax, pre-provision adjusted net income, the most directly comparable financial measure calculated in accordance with GAAP is net income.

We believe that this measure is important to many investors in the marketplace who are interested in understanding the operating performance of the company before provision for loan losses, which can vary from quarter to quarter, and income taxes.

The following table reconciles, as of the dates set forth below, pre-tax, pre-provision adjusted net income:

	For the Quarter Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015

	(Dollars in thousands)
Pre-Tax, Pre-Provision Adjusted Net Income
Net Income	$1,839	$2,573	$4,079	$4,138	$4,649
Plus: Provision on income taxes	1,057	2,738	2,528	2,357	2,691
Plus: Provision for loan losses	16,000	12,500	3,054	805	1,505
Plus: One-time acquisition expenses	390	1,846	808	1,996	226
Total pre-tax, pre-provision adjusted net income	$19,286	$19,657	$10,469	$9,296	$9,071